UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 7, 2021

Transphorm, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55832	82-1858829
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Castilian Drive
Goleta, CA 93117
(Address of principal executive offices, including zip code)
(805) 456-1300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement of Common Stock and Warrants

On December 7, 2021, Transphorm, Inc. (the “Company”) entered into securities purchase agreements (each, a “Purchase Agreement”) with two accredited investors (the “Purchasers”), pursuant to which the Company issued and sold to the Purchasers, between December 7, 2021 and December 10, 2021, (i) an aggregate of 1,673,152 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a purchase price of $7.71 per share and (ii) warrants to purchase an aggregate of 348,649 shares of Common Stock (the “Warrants”), for aggregate gross proceeds of $12.9 million (the “Private Placement”). The Warrants have an exercise price of $9.25 per share, provide for a cashless exercise feature, and are exercisable until the third anniversary of the date of issuance. After payment of a finder’s fee and expenses of the Private Placement, the Company received net proceeds of approximately $12.7 million.

Registration Rights Agreement

On December 7, 2021, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which the Company agreed to register the Shares and the shares of Common Stock issuable upon exercise of the Warrants (collectively, the “Registrable Securities”) for resale. Under the terms of the Registration Rights Agreement, the Company is obligated, subject to certain exceptions, to (i) no later than 30 days after the closing of the Private Placement, file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale or other disposition of the Registrable Securities, (ii) use its commercially reasonable efforts to cause such registration statement to become effective no later than 60 days after such registration statement is first filed with the SEC, and (iii) use its commercially reasonable efforts to keep such registration statement effective for up to three years after the date on which such registration statement is declared effective by the SEC.

In the event that the Company fails to timely file and obtain and maintain effectiveness of the registration statement, or if certain events occur with respect to the listing or trading of the Registrable Securities (such events, the “Registration Events”), the Company, subject to certain exceptions, is required to make payments to each holder of Registrable Securities, as liquidated damages, a cash sum calculated at a rate equal to 12% per annum of the aggregate purchase price paid by such holder pursuant to the Purchase Agreements with respect to such holder’s Registrable Securities that are affected by such Registration Event for the period during which such Registration Event continues to affect such Registrable Securities, provided that the maximum amount of liquidated damages that may be paid by the Company to a holder pursuant to such liquidated damages provisions will not exceed 5% of the aggregate purchase price paid by such holder pursuant to the Purchase Agreements with respect to such holder’s Registrable Securities that are affected by all such Registration Events.

The foregoing summaries of the Purchase Agreements, Warrants and Registration Rights Agreement are qualified in their entirety by reference to the forms of Purchase Agreement, Warrant, and Registration Rights Agreement, which are filed as Exhibits 10.1, 4.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 above is incorporated herein by reference.

The Shares, the Warrants and the Common Stock issuable upon exercise of the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The securities were issued in reliance upon the exemptions from registration under the Securities Act provided by Section 4(a)(2) and/or Rule 506 of Regulation D promulgated thereunder as transactions not involving a public offering. The Purchasers are “accredited investors” as that term is defined in Rule 501 of Regulation D and represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The offer and sale of the securities were made without any general solicitation or advertising.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
4.1	Form of Warrant to Purchase Shares of Common Stock, issued December 7 and December 10, 2021
10.1	Form of Securities Purchase Agreement, dated December 7, 2021
10.2	Form of Registration Rights Agreement, dated December 7, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transphorm, Inc.

Dated: December 10, 2021	By:	/s/ Cameron McAulay
Cameron McAulay
Chief Financial Officer